FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 30, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.
(Exact Name of Registrant as Specified in Its Charter)

California
(State or Other Jurisdiction of Incorporation)

333-198073	02-0692322
(Commission File Number)	(IRS Employer Identification No.)

12744 San Fernando Road, Suite 400 Sylmar, California 91342
(Address of Principal Executive Offices)

(818) 833-5000
(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

The Centers for Medicare and Medicaid Services (CMS) updates and revises the payment policy and rates that apply to the 4,000 facilities paid under the Medicare hospital outpatient prospective payment system (OPPS) on an annual basis. On October 30, 2015, CMS released the final rule to update the OPPS for calendar year 2016.  The changes will apply to services provided on or after January 1, 2016.  In the rule, CMS created a New Technology Ambulatory Payment Class (APC) 1599, Level 48, with a payment rate of $95,000 for the procedure and the Argus II Retinal Prosthesis System, making this the highest OPPS APC payment rate in Ophthalmology, effective January 1, 2016 for the calendar year 2016. This rate may be lower than 2015 rates hospitals may have received for the device and the procedure. CMS’s decision is based on a small number of claims that CMS had available. The Company has a meeting scheduled with CMS on November 18, 2015, to share additional data with CMS, and to request that rates be increased for the procedure and the Argus II Retinal Prosthesis System. In addition, the Company plans to submit formal comments on the final rule and has until December 29, 2015 to do so.

If CMS does not revise its decision, the new reimbursement rate would have a material negative impact on the Company’s short- and medium-term cash flow, financial position and results of operations. In the longer term, it is uncertain how much the new reimbursement rate would affect the Company’s financial position and results of operations, as it is uncertain when and by what amount the reimbursement rate may change in the future. The ultimate impact of the CMS decision will depend, among other things, on the mix of Medicare FFS, Medicare Advantage, private U.S. health insurance and non-U.S. business. The CMS decision only directly affects claims from hospitals for beneficiaries enrolled in traditional Medicare FFS claims on and after January 1, 2016. For the first 9 months of 2015, Medicare FFS claims accounted for approximately 13% of all Argus II implants worldwide.

CMS typically sets payment rates based on historical OPPS claims data dating back two years.  2014 was the first year the Argus II was sold in the United States and the CMS database contained five claims for the year, only two of which met CMS’s criteria for use in setting payment rates. According to this claims data, the average cost of the procedure, including the cost of the device, was approximately $95,866. CMS acknowledged that this “very low volume of claims” is insufficient to assign the procedure to a permanent APC, but it opted to use this information to assign the procedure to a temporary New Technology APC, with a payment rate of $95,000. In 2015, Medicare’s national average reimbursement for the implant procedure is $3,123, and reimbursement for the device is made via a “pass-through” device category reserved for new technologies. Pass-through payment for the device equals the amount by which the hospital’s cost for the device, determined from the hospital’s charge and cost-to-charge ratio, exceeds the cost of devices otherwise included in the payment for the procedure. These payments were intended to cover the implant procedure and the cost of the device. However, in many cases hospitals received less than the full cost of the device, which is $144,058, because application of the hospital’s cost-to-charge ratio to the charge for the device underestimated the cost of the device. This common issue is called “charge compression” and it occurs when CMS applies a single cost-to-charge ratio to a category of devices, despite the fact that hospitals tend to mark up their costs less for higher cost devices than for lower cost devices. Charge compression results in underpayment for high cost medical devices. The Company is working with hospital billing departments to educate them about reporting the cost of the Argus II and related procedures on their claims so that CMS will have complete data for use in setting future payment rates.

We believe that the two patient claims utilized by CMS were insufficient to determine an appropriate payment rate for the Argus II and the associated procedure for 2016. The Company and others have asked CMS to set reimbursement at $150,000 to more appropriately pay hospitals costs for the Argus II and the procedure for implanting the device. In the Company’s November 18 meeting with CMS, the Company plans to discuss these issues in relation to the 2016 payment rate for the Argus II and associated procedure.  Specifically, the Company is concerned about the ability of hospitals and ambulatory surgery centers (ASCs) to continue providing this technology to blind retinitis pigmentosa individuals who will be affected if reimbursement is not sufficient to fully cover the associated costs. The 2016 APC rate may affect access to care for patients with traditional Medicare FFS.  Medicare Advantage, commercial insurance plans and non-US plans are not governed by this rule and are free to independently set payment amounts and negotiate independent contracts with hospitals and ASCs.

The Company’s focus and mission is to develop, manufacture, and market implantable visual prosthetics to enable blind individuals to achieve greater independence. The Company plans to continue to work to ensure that hospitals and ASCs in the United States and around the world obtain appropriate levels of reimbursement so that they can continue to offer this technology to their patients who have no other treatment options.

The final rule can be found at:

https://s3.amazonaws.com/public-inspection.federalregister.gov/2015-27943.pdf

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 5, 2015

SECOND SIGHT MEDICAL PRODUCTS, INC.

/s/ Thomas B. Miller
By: Thomas B. Miller
Chief Financial Officer